Exhibit 10(i)

AMENDMENT NUMBER SIX TO

NORTHERN TRUST EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2002)

WHEREAS, The Northern Trust Company (the “Company”) maintains the Northern Trust Employee Stock Ownership Plan, As Amended and Restated Effective January 1, 2002, (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Company under Section 13.1 of the Plan, and pursuant to the authority delegated to the undersigned officer by resolutions of the Board of Directors of the Company dated April 15, 2003, the Plan is hereby amended effective as of June 15, 2003, as follows:

1.	The following shall be added as Supplement #6 to the Plan:

“Supplement #6

Special Rules for Former NTRC Employees

This Supplement #6 to the Northern Trust Employee Stock Ownership Plan, As Amended and Restated Effective January 1, 2002 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with the Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #6.

1.	Application. This Supplement supplements and modifies the provisions of the Plan in connection with the sale by Northern Trust Retirement Consulting, L.L.C. (“NTRC”), a Participating Employer, of certain assets of NTRC’s retirement plan consulting and administration business to Hewitt Associates, LLC (“Hewitt”), and with the employment by Hewitt of certain former NTRC employees pursuant to an Asset Purchase Agreement dated as of June 13, 2003 by and between NTRC and Hewitt (the “Agreement”).

2.	Effective Date. The effective date of this Supplement #6 is June 15, 2003.

3.	NTRC/Hewitt Members. The term “NTRC/Hewitt Member” means:

(a)	any NTRC employee who is listed on Schedule 6.8 of the Agreement, terminates employment with NTRC on June 15, 2003, is a Participant in the Plan on such employment termination, accepts an offer of employment from Hewitt pursuant to Section 6.8 of the Agreement and becomes an employee of Hewitt on June 16, 2003 (or, in the case of any such NTRC employee who is on leave or disability as of the Closing Date (as defined in the Agreement), on such date within twelve (12) months after the Closing (as defined in the Agreement) as such NTRC employee is able to return to work and becomes an employee of Hewitt); and

(b)	for a period of twelve (12) months after the Closing, any other NTRC employee who is a Participant in the Plan upon termination of employment from NTRC, accepts an offer of employment from Hewitt, has been continuously employed by NTRC from the Closing Date until becoming an employee of Hewitt, and becomes an employee of Hewitt on or before June 16, 2004.

4.	Vesting Service. Anything in the Plan to the contrary notwithstanding, an NTRC/Hewitt Member shall become fully vested in the balance of his or her Account upon his or her termination of employment with NTRC:

(a)	on June 15, 2003; or

(b)	in the case of an NTRC/Hewitt Member described in paragraph 1(a) above who is on leave or disability as of the Closing Date, on such date within twelve (12) months after the Closing as he or she is able to return to work and becomes an employee of Hewitt; or

(c)	in the case of an NTRC/Hewitt Member described in paragraph 1(b) above, on such date within twelve (12) months after the Closing (but not later than June 16, 2004) as he or she becomes an employee of Hewitt.

5.	Employer Contributions. If an NTRC/Hewitt Member is employed by NTRC on the date of his or her termination of employment with NTRC as described in any of paragraphs 4(a), (b) or (c) above and remains continuously employed by Hewitt after that date through December 31, 2003 (or December 31, 2004 if such NTRC/Hewitt Member became an employee of Hewitt on or after January 1, 2004 and on or before June 16, 2004), then such NTRC/Hewitt Member shall be eligible to receive a prorated Employer Contribution for the 2003 (or 2004, if applicable) Plan Year.

6.	Limitations on Supplement. The provisions of this Supplement #6 shall only apply with respect to a Break in Service incurred by an NTRC/Hewitt Member on or (if applicable) within twelve (12) months after the Closing and who at that time meets all requirements to be an NTRC/Hewitt Member. No other Member (including any current or former NTRC employee who does not then meet the requirements to be an NTRC/Hewitt Member) shall have any rights whatsoever at any time under this Supplement #6. Further, no NTRC/Hewitt Member who is reemployed by the Company or any Participating Employer at any time shall have any rights whatsoever under this Supplement #6 with respect to any Break in Service following such reemployment. Nothing in this Supplement #6 shall be construed to provide an NTRC/Hewitt Member with any rights or benefits under the Plan other than those described in paragraphs 4 and 5 above.”

2.	The title of the chart in Schedule A of the Plan shall be redesignated as “Affiliate Name and Acq./Div. Code,” and the following shall be added at the end of Schedule A:

“ Affiliate Name & Acq./Div. Code	ESOP
	Vesting	Other Provisions
NTRC/Hewitt HEW Agreement Dated 6/13/03. Applicable to NTRC/Hewitt Members as defined in Supplement #6. Divestiture.	Fully vested upon employment termination as provided in Supplement #6.	Prorated Employer Contribution for year of termination if continuously employed by Hewitt until 12/31/03 (or 12/31/04, if applicable) as provided in Supplement #6.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf effective as of June 15, 2003.

THE NORTHERN TRUST COMPANY

By:	/s/ MARTIN J. JOYCE, JR.

Name:	Martin J. Joyce, Jr.
Title:	Senior Vice President